June 6, 2016

David C. Novak
11658 Turtle Beach Road
North Palm Beach, FL 33408

David,

I want to thank you for your many years of outstanding leadership of Yum! Brands. During your tenure as Chairman and CEO, the company not only achieved top-tier financial performance, but also become known around the world for producing top talent through its unique culture of recognition. Your personal brand of leadership has cascaded through every level of the organization, and leaves a lasting legacy for generations of future company leaders.

In light of the ongoing work as we separate Yum! Brands into two powerful independent focused growth companies, we believe that it would be beneficial for the company to retain your services on a limited basis through the end of this year. We greatly appreciate your willingness to do so.

Accordingly, this letter describes our mutual understanding regarding the assistance you will provide to help ensure the China Division’s transition to a stand-alone public company, as well as certain other duties that you will continue to perform throughout 2016. This letter also sets forth the compensation you will receive in exchange for these services, as well as the additional benefits Yum will provide to you in connection with your previously announced retirement from Yum! Brands (the “Company” or “Yum”). Except as otherwise provided for under the terms of this letter, this letter is not intended to change or in any way alter any payments, benefits or rights you are already entitled to by virtue of your employment with and retirement from Yum, including your rights and benefits under the Company’s retiree medical, pension, equity award and executive income deferral programs.

Part-Time Employment Period

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As previously announced, your retirement from the Board and as an officer of the Company and its subsidiaries was effective on May 20, 2016, the date of Yum’s Annual Meeting of Shareholders. You are continuing after May 20, 2016 as an employee through December 31, 2016. (The period of your employment from May 21, 2016 to December 31, 2016 will be referred to as your “Part-Time Employment Period.”)

•	Beginning May 29, 2016 and continuing through the end of your Part-Time Employment Period, you will be paid $5,000 every two weeks in salary for the services you perform. You will work on average at least 10 hours per week.

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You will continue to participate as an employee in the Company’s benefit plans, in accordance with their terms, through your Retirement Date (or other termination of service, such as on account of death).

•	You will retire as an employee of the Company on December 31, 2016 (your “Retirement Date”).

Part-Time Employment Duties

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During the Part-Time Employment Period, your primary duties shall be to help ensure the readiness of Yum China Holdings to become a stand-alone public company, including by serving as an advisor to the CEO designate. Specifically, you will counsel the CEO designate on matters including, but not limited to: (i) working with an independent chairman; (ii) enhancing Board interactions and chemistry; (iii) facilitating productive interactions between Board and management; (iv) developing Board agendas; (v) effectively communicating with shareholders, government authorities and other stakeholders, and managing public relations issues; (vi) creating, communicating and implementing the organization’s vision, mission, culture, and overall direction; and (vii) leading the development and implementation of the overall organizational strategy.

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Other duties during your Part-Time Employment period shall include: delivering franchise convention speeches; mentoring selected emerging talent; and representing Yum as an external culture ambassador.

Incentive Compensation

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You will receive a prorated 2016 cash bonus based on your employment from January 1, 2016 to May 20, 2016, based on the Company’s actual performance for 2016. You will not receive a cash bonus for your Part-Time Employment Period. Your 2016 bonus will be paid to you in February 2017 during the Company’s normal bonus payment cycle.

Your Stock Appreciation Rights and Performance Share Grants

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You agree that by signing below you hereby disclaim, renounce, forfeit and waive any rights you may otherwise have to exercise the portion of your 2013, 2014 and 2016 Stock Appreciation Rights (“SARs”) and Performance Share Units (“PSUs”) grants that are unvested on May 20, 2016 and that would otherwise vest during your Part-Time Employment Period (which unvested SARs and PSUs are referred to as the “Waived SARs and PSUs”). All of the Waived SARs and PSUs will be forfeited as of May 20,

2016, and neither you, nor any other person will have any further rights under or with respect to the Waived SARs and PSUs.

•	After your Retirement Date, you will have the full term as specified in your SARs grant award agreements to exercise your vested SARs (except the Waived SARs).

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This agreement does not impact your 2015 SARs and PSUs grants, which will continue to vest in accordance with their terms, and you will have the right to exercise those grants through their term as provided in the original terms of those grants.

Administrative Support

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Yum will provide you the services of an Executive Assistant through December 31, 2021. These services will be provided by a Company employee working at one of the Company’s three main Restaurant Services Centers.

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The Company will designate a single senior manager to provide any assistance you or your advisors require with respect to your retiree medical, pension, Executive Income Deferral Program or other benefits related matters.

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After your Retirement Date, the Company will provide continued alarm and camera monitoring security at your primary residence in Florida through December 31, 2021. Any issues identified by Yum will be referred to the local authorities. Yum in its sole discretion may outsource this security monitoring to a third-party vendor that you and the Company mutually agree upon and Yum will pay for the annual cost of the alarm and camera security monitoring. You will be responsible for maintenance and upgrades to cameras and alarms and any security assessments of your security systems or program. The value of these services shall be capped at $15,000 per year.

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In addition, the Company will provide reasonable IT support through December 31, 2021, to permit you to correspond with your administrative assistant via your home computer, laptop, hand held device and Skype for Office (or similar video conferencing capability through a computer or laptop). It is understood that you will be responsible for the cost of purchasing any IT or similar equipment and that you are responsible for its maintenance. Yum, in its sole discretion, may outsource this support to a third-party vendor that you and the Company mutually agree upon and Yum will pay for the annual cost.

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During the Part-Time Employment Period, the Company may provide you with use of corporate aircraft, but only for travel associated with your duties described above, or other Yum-designated business related travel.   All use must be pre-approved by me.

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These administrative support benefits are contingent upon your continuing compliance with the non-compete and non-solicitation provisions described your Restricted Stock Unit agreement dated January 24, 2008 (filed as Exhibit 10.33 to Yum’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007).

Change in Control Severance Agreement

You understand and agree that upon executing this letter, you will no longer be entitled to any payment on account of a “change in control” of the Company under the Amended and Restated Change in Control Severance Agreement between you and the Company and approved by the Company’s Board of Directors.

Trading in Yum Stock

After your Retirement Date, you will no longer be subject to the Company’s Stock Trading Policy. Of course, you will be subject to federal securities laws and may not trade if you are in possession of material nonpublic information. If you have any questions regarding your trading in Yum stock after your Retirement Date, you should contact the Company’s General Counsel.

Indemnification

You understand that you will receive payments under Yum’s Executive Income Deferral Plan (“EID”) following your Retirement Date in accordance with the terms of the EID and your election under the EID. These payments will be taxable income for federal and state income tax purposes in 2017.

You agree that on your Retirement Date, you will provide the Company with a notarized declaration of your state and county of residence for income tax purposes. You further agree that if a state or subdivision thereof challenges in any way the reporting, withholding or payment of taxes, you and the Company will cooperate in defending against any such challenge, with each side bearing its own costs. In the event such a challenge is successful, you agree to pay any such tax, interest and penalty as determined to be due and owing by you; and to the extent the Company is assessed any taxes based on amounts deemed to have been due and owing by you, you agree to fully reimburse the Company for all such amounts.

Agreement

This letter is not a contract of employment nor does it create an implied contract of continued employment. Either the Company or you can terminate your employment relationship at any time, with or without cause and with or without notice. To the extent applicable, however, the special benefits described herein apply only if your employment terminates on your Retirement Date as contemplated by this letter.

David, thank you again for your many years of service and contributions to Yum. We look forward to working with you, and to your continued contributions through your Retirement Date. Following your retirement date, you will retain the title of Co-Founder, Retired Chairman & CEO; and of course it goes without saying, we look forward to seeing you often as you are always welcome at Yum!

Best regards,

Greg Creed

I accept the agreement described above and accept the terms within.

Signature: _______________________     Date: __________________
David C. Novak

cc:    Robert D. Walter
Marc L. Kesselman
Tracy Skeans

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